PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-209682 and 333-209682-01
Dated June 15, 2017
JPMorgan Chase Financial Company LLC Trigger Autocallable Notes
$25,055,000 Linked to the VanEck VectorsTM Oil Services ETF due June 20, 2019
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Investment Description
Trigger Autocallable Notes, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., linked to the performance of the common stock of a specific company (the “Underlying”).  If the Underlying closes at or above the Initial Value on any Observation Date, JPMorgan Financial will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return.  The Call Return increases the longer the Notes are outstanding.   If by maturity the Notes have not been automatically called and the closing price of one share of the Underlying closes at or above the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay the principal amount at maturity.  If by maturity the Notes have not been automatically called and the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss that is proportionate to the decline in the price of the Underlying from the Initial Value to the Final Value.  The closing price of the Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”  Investing in the Notes involves significant risks.  The Notes do not pay interest.  You may lose some or all of your principal amount.  Generally, a higher Call Return Rate is associated with a greater risk of loss.  The contingent repayment of principal applies only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes.  If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features	Key Dates
❑
Call Return: JPMorgan Financial will automatically call the Notes for a Call Price equal to the principal amount plus a Call Return if the closing price of one share of the Underlying on any Observation Date is equal to or greater than the Initial Value.  The Call Return increases the longer the Notes are outstanding.  If the Notes are not automatically called, investors will have the potential for downside equity market risk at maturity.

❑
Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been automatically called and the price of the Underlying closes at or above the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay the principal amount at maturity.  If, by maturity the Note have not been automatically called and the price of one share of the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss that is proportionate to the decline in the price of the Underlying from the Initial Value to the Final Value.  The contingent repayment of principal applies only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Trade Date[1]	June 15, 2017
Original Issue Date (Settlement Date)	June 19, 2017
Observation Dates[2]	Semiannually (see page 4)
Final Valuation Date[2]	June 14, 2019
Maturity Date[2]	June 20, 2019
[1]	The Initial Value is the closing price of one share of the Underlying on June 14, 2017 and is not the closing price of one share of the Underlying on the Trade Date.
[2]
Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Autocallable Notes linked to the VanEck VectorsTM Oil Services ETF.  The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.  The Call Return Rate applicable to each Observation Date is provided in “Call Returns/Call Prices” in this pricing supplement.
Underlying	Call Return Rate	Initial Value*	Downside Threshold	CUSIP	ISIN
VanEck VectorsTM Oil Services ETF (Bloomberg ticker: OIH)	12.90% per annum	$25.59	$17.91, which is 70.00% of the Initial Value	48129G687	US48129G6879
* The Initial Value is the closing price of one share of the Underlying on June 14, 2017 and is not the closing price of one share of the Underlying on the Trade Date.
See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement.  The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016 and this pricing supplement.  The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement.  Any representation to the contrary is a criminal offense.
	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the VanEck VectorsTM Oil Services ETF	$25,055,000.00	$10	$438,462.50	$0.175	$24,616,537.50	$9.825

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)
UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.175 per $10 principal amount Note.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $9.694 per $10 principal amount Note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these Notes are a part, and the more detailed information contained in the accompanying product supplement.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
t	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.
Supplemental Terms of the Notes
For purposes of the accompanying product supplement, the VanEck VectorsTM Oil Services ETF is a “Fund.”

Investor Suitability
The Notes may be suitable for you if, among other considerations:
t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.
t	You believe the Underlying will close at or above the Initial Value on one of the specified Observation Dates.
t	You understand and accept that you will not participate in any appreciation in the price of one share of the Underlying and that your potential return is limited to the applicable Call Return.
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
t	You are willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.
t	You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying.
t	You are able and willing to invest in Notes that may be automatically called early and you are otherwise able and willing to hold the Notes to maturity.
t
You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t	You understand and accept the risks associated with the Underlying.
t
You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying.
t	You require an investment designed to provide a full return of principal at maturity.
t
You believe that the price of one share of the Underlying will decline during the term of the Notes and is likely to close below the Downside Threshold on the Final Valuation Date, exposing you to the full negative Underlying Return at maturity.

t	You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
t	You are not willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek current income from this investment or prefer to receive the dividends paid on the Underlying.
t
You are unable or unwilling to invest in Notes that may be automatically called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t	You do not understand or accept the risks associated with the Underlying.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” section of the accompanying product supplement for risks related to an investment in the Notes.  For more information on the Underlying, please see the section titled “The Underlying” below.

Final Terms	Investment Timeline
Issuer	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor	JPMorgan Chase & Co.
Issue Price	$10.00 per Note
Underlying	VanEck VectorsTM Oil Services ETF
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term	Approximately 2 years, unless automatically called earlier
Call Feature
The Notes will be automatically called if the closing price[1] of one share of the Underlying on any Observation Date is equal to or greater than the Initial Value.  If the Notes are automatically called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the applicable Call Price for the applicable Observation Date.

Observation Dates[2]	December 14, 2017 June 14, 2018 December 14, 2018 June 14, 2019 (Final Valuation Date)
Call Settlement Dates[2]	As specified under “Call Settlement Dates” column of the table under “Call Returns/Call Prices” below
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of 12.90% per annum. See “Call Returns/Call Prices.”
Call Price	The Call Price equals the principal amount per Note plus the Call Return.
Payment at Maturity (per $10 Note)
If the Notes are not automatically called and the Final Value is equal to or greater than the Downside Threshold, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Note.
If the Notes are not automatically called and the Final Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:
$10 × (1 + Underlying Return)
In this scenario, you will be exposed to the decline of the Underlying and you will lose some or all of your principal at maturity in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Value – Initial Value Initial Value
Initial Value
The closing price of one share of the Underlying on June 14, 2017, as specified on the cover of this pricing supplement.  The Initial Value is not the closing price of one share of the Underlying on the Trade Date.

Final Value	The closing price[1] of one share of the Underlying on the Final Valuation Date
Downside Threshold	70.00% of the Initial Value, as specified on the cover of this pricing supplement
Share Adjustment Factor[1]	The Share Adjustment Factor is referenced in determining the closing price of one share of the Underlying. The Share Adjustment Factor is set initially at 1.0 on June 14, 2017.

[1]
The closing price and the Share Adjustment Factor are subject to adjustments, in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”

[2]	See footnote 2 under “Key Dates” on the front cover
June 14, 2017	The closing price of one share of the Underlying (Initial Value) is observed and the Downside Threshold is determined.

Trade Date	The applicable Call Return Rate is finalized.

Semiannually
The Notes will be automatically called if the closing price of one share of the Underlying on any Observation Date is equal to or greater than the Initial Value.
If the Notes are automatically called, JPMorgan Financial will pay the applicable Call Price for the applicable Observation Date: equal to the principal amount plus an amount based on the applicable Call Return Rate.

Maturity Date
If the Notes are not automatically called and the Final Value is equal to or greater than the Downside Threshold, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Note.
If the Notes are not automatically called and the Final Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:
$10 × (1 + Underlying Return)
In this scenario, you will be exposed to the decline of the Underlying and you will lose some or all of your principal at maturity in an amount proportionate to the negative Underlying Return.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO.  IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns/Call Prices

Observation Dates†	Call Settlement Dates†	Call Return (number below reflect the rate of 12.90% per annum)	Call Price (per $10)
December 14, 2017	December 18, 2017	6.45%	$10.645
June 14, 2018	June 18, 2018	12.90%	$11.290
December 14, 2018	December 18, 2018	19.35%	$11.935
June 14, 2019 (Final Valuation Date)	June 20, 2019 (Maturity Date)	25.80%	$12.580
†	See footnote 2 under “Key Dates” on the cover

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.
Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”).  Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.
Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a Note.  However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019.  You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.
Risks Relating to the Notes Generally
t
Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes.  If the Notes are not automatically called and the closing price of one share of the Underlying has declined below the Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the Underlying from the Initial Value to the Final Value.  In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return.  Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value is less than the Initial Value.  Accordingly, you could lose up to your entire principal amount.  As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying.

t
Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co.  The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations.  The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due.  As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t
As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes.  If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t
Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying is above the Downside Threshold.  If by maturity the Notes have not been automatically called, either JPMorgan Financial will repay you the full principal amount per Note, or, if the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline of the Underlying from the Initial Value to the Final Value.  This contingent repayment of principal applies only if you hold your Notes to maturity.

t
Limited Return on the Notes — If the Notes are automatically called, your potential gain on the Notes will be limited to the applicable Call Return, regardless of any appreciation of the Underlying, which may be significant.  Because the Call Return increases the longer the Notes have been outstanding and your Notes can be automatically called as early as the first Observation Date, the term of the Notes could be cut short and the return on the Notes would be less than if the Notes were automatically called at a later date.  In addition, because the closing price of one share of the Underlying at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying.  Even though you will not participate in any potential appreciation of the Underlying, you may be exposed to the Underlying’s downside market risk if the Notes are not automatically called.

t
The Probability That the Final Value Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the price of one share of the Underlying.  Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the price of one share of that Underlying could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment.  In addition, the Call Return Rate is a fixed amount and depends in part on this expected volatility.  A higher Call Return Rate is generally associated with greater expected volatility.  However, the Underlying’s volatility can change significantly over the term of the Notes.  The price of one share of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal.

t
Reinvestment Risk — If your Notes are automatically called early, the holding period over which you would have the opportunity to receive the Call Return Rate could be as short as approximately six months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

t	No Periodic Interest Payments — You will not receive any periodic interest payments on the Notes.

t
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.  In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t
The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors.  The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  See “The Estimated Value of the Notes” in this pricing supplement.

t
The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set.  This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions.  See “The Estimated Value of the Notes” in this pricing supplement.

t
The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes.  See “The Estimated Value of the Notes” in this pricing supplement.

t
The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t
Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes.  As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your Notes to maturity.  See “— Lack of Liquidity” below.
t
Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives.  As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market.  Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Underlying, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the closing price of one share of the Underlying;

t	the time to maturity of the Notes;
t	the likelihood of an automatic call being triggered;
t	the dividend rates on the Underlying and the equity securities held by the Underlying;
t	the occurrence of certain events affecting the Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.
t
Investing in the Notes Is Not Equivalent to Investing in the Underlying or the Equity Securities Composing the Underlying — Investing in the Notes is not equivalent to investing in the Underlying or the equity securities held by the Underlying.  As an investor in the Notes, you will not have any ownership interest or rights in the Underlying or the equity securities held by the Underlying, such as voting rights, dividend payments or other distributions.

t
Your Return on the Notes Will Not Reflect Dividends on the Underlying or the Equity Securities Composing the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the Underlying or the equity securities held by the Underlying and received the dividends on the Underlying or those equity securities.  This is because the calculation agent will determine whether the Notes will be automatically called and will calculate the amount payable to you at maturity of the Notes by reference to the closing price of one share of the Underlying on the relevant Observation Date without taking into consideration the value of dividends on the Underlying or the equity securities held by the Underlying.

t
No Affiliation with the Underlying or the Issuers of the Equity Securities Composing the Underlying — We are not affiliated with the Underlying or, to our knowledge, the issuers of the equity securities held by the Underlying. We have not independently verified the information about the Underlying or the issuers of the equity securities held by the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying and the issuers of the equity securities held by the Underlying. We are not responsible for the public disclosure of information by the Underlying or the issuers of the equity securities held by the Underlying, whether contained in SEC filings or otherwise.

t
No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you may lose some or all of your investment at maturity.

t
Lack of Liquidity — The Notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t
Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying and could affect the price of the Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t
Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the market price of the Underlying and, therefore, the market value of the Notes.

Risks Relating to the Underlying
t
There Are Risks Associated with the Underlying — Although shares of the Underlying are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market.  The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Underlying, and consequently, the value of the Notes.

t
The Performance and Market Value of the Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Underlying’s Underlying Index as well as the Net Asset Value per Share — The Underlying does not fully replicate its Underlying Index (as defined under “The Underlying” below) and may hold securities different from those included in its Underlying Index.  In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between the performance of the Underlying and its Underlying Index.  In addition, corporate actions with respect to the equity securities underlying the Underlying (such as mergers and spin-offs) may impact the variance between the performances of the Underlying and its Underlying Index.  Finally, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.
During periods of market volatility, securities underlying the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying.  As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying.  For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.
t
Non-U.S. Securities Risk — Some of the equity securities held by the Underlying have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

t
Risks Associated With The Oil Services Sector — All or substantially all of the equity securities held by the Underlying are issued by companies whose primary line of business is associated with the oil services sector.  As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The profitability of companies in the oil services sector is related to worldwide energy prices, including all sources of energy, and exploration and production costs.  The price of energy, the earnings of companies in the oil services sector, and the value of these companies’ securities have recently experienced significant volatility.  Additionally, the price of oil has also recently experienced significant volatility and has declined significantly, which may materially impact companies operating in the oil services sector.  These companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, the imposition of import controls, world events, actions of the Organization of Petroleum Exporting Countries, negative perception and publicity, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business.  The values of securities of oil services companies are subject to swift price and supply fluctuations caused by events relating to international politics, including political instability, expropriation, social unrest and acts of war, energy conservation, the success of exploration projects and tax and other governmental regulatory policies.  Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.  The oil services sector is exposed to significant and numerous operating hazards.  Oil services companies’ operations are subject to hazards inherent in the oil and gas industry, such as fire, explosion, blowouts, loss of well control, oil spills, pipeline and equipment leaks and ruptures and discharges or releases of toxic or hazardous gases.  Oil and gas exploration and production can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate.  The revenues of oil services companies may be negatively affected by contract termination and renegotiation.  In the oil services sector, it is customary for contracts to provide for either automatic termination or termination at the option of the customer if the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of events beyond the control of either party or because of equipment breakdowns.  In periods of depressed market conditions, the customers of oil services companies may not honor the terms of existing contracts and may terminate contracts or seek to renegotiate contract rates and terms to reduce their obligations.  Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations.  Oil exploration and production companies may also be adversely affected by environmental damage claims and other types of litigation.  Laws and regulations protecting the environment may expose oil services companies to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed.  Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas.  The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in interest rates, changes in foreign regulations and other risks inherent to international business.  Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States.  Some of the companies in the oil services sector are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results.  The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business.  In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses.  Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.  These factors could affect the oil services sector and could affect the value of the equity securities held by the Underlying and the price of the Underlying during the term of the Notes, which may adversely affect the value of your Notes.

t
Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of one share of the Underlying for certain events affecting the Underlying, the calculation agent is not required to make an adjustment for every event that can affect the Underlying.  If an event occurs that does not require the calculation agent to adjust the closing price of one share of the Underlying, the market value of your Notes and any payment on the Notes may be materially and adversely affected.

Hypothetical Examples
Hypothetical terms only.  Actual terms may vary.  See the cover page for actual offering terms.
The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to a hypothetical Underlying and assume an Initial Value of $100.00, a Downside Threshold of $90.00 (which is 90.00% of the hypothetical Initial Value) and a Call Return Rate of 5.00% per annum.  The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value.  The actual Initial Value and the resulting Downside Threshold are based on the closing price of one share of the Underlying on June 14, 2017 and are specified on the cover of this pricing supplement.  For historical data regarding the actual closing prices of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement.  The actual Downside Threshold percentage and Call Return Rate are specified on the cover of this pricing supplement.  The hypothetical payments on the Notes set forth in the examples below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes.  The actual payment on the Notes may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Initial Value, the Downside Threshold, the Call Return Rate, and the Final Value on the Final Valuation Date.  You should consider carefully whether the Notes are suitable to your investment goals.  The numbers appearing in the examples below have been rounded for ease of analysis.
Principal Amount:	$10.00
Term:	Approximately 2 years (unless earlier automatically called)
Hypothetical Initial Value:	$100.00
Hypothetical Call Return Rate:	5.00% per annum (or 2.50% semiannually)
Observation Dates:	Semiannual
Hypothetical Downside Threshold:	$90.00 (which is 90.00% of the hypothetical Initial Value)

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Notes will depend on the closing price on the Observation Dates.
Example 1 — Notes Are Automatically Called on the First Observation Date
Closing Price at first Observation Date:	$110.00 (at or above Initial Value, Notes are automatically called)
Call Price (per Note):	$10.25
Because the Notes are automatically called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.25 per $10.00 principal amount (2.50% return on the Notes).  No further amounts will be owed on the Notes.
Example 2 — Notes Are Automatically Called on the Final Valuation Date
Closing Price at first Observation Date:	$90.00 (below Initial Value, Notes NOT automatically called)
Closing Price at second Observation Date:	$80.00 (below Initial Value, Notes NOT automatically called)
Closing Price at third Observation Date:	$85.00 (below Initial Value, Notes NOT automatically called)
Closing Price at Final Valuation Date:	$120.00 (at or above Initial Value, Notes are automatically called)

Call Price (per Note):	$11.00
Because the Notes are automatically called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.00 per $10.00 principal amount (10.00% return on the Notes).
Example 3 — Notes Are NOT Automatically Called and the Final Value Is Above the Downside Threshold
Closing Price at first Observation Date:	$90.00 (below Initial Value, Notes NOT automatically called)
Closing Price at second Observation Date:	$80.00 (below Initial Value, Notes NOT automatically called)
Closing Price at third Observation Date:	$90.00 (below Initial Value, Notes NOT automatically called)
Closing Price at Final Valuation Date:	$95.00 (below Initial Value, but at or above Downside Threshold, Notes NOT automatically called)

Settlement Amount (per Note):	$10.00
Because the Notes are not automatically called and the Final Value is above or equal to the Downside Threshold, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a 0% return on the Notes).

Example 4 — Notes Are NOT Automatically Called and the Final Value Is Below the Downside Threshold
Closing Price at first Observation Date:	$90.00 (below Initial Value, Notes NOT automatically called)
Closing Price at second Observation Date:	$80.00 (below Initial Value, Notes NOT automatically called)
Closing Price at third Observation Date:	$75.00 (below Initial Value, Notes NOT automatically called)
Closing Price at Final Valuation Date:	$50.00 (below Initial Value and Downside Threshold, Notes NOT automatically called)

Settlement Amount (per Note):	$10.00 × (1 + Underlying Return) $10.00 × (1 + -50%) $5.00
Because the Notes are not automatically called, the Final Value is below the Downside Threshold and the Underlying Return -50%, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Notes).
The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying
The VanEck Vectors™ Oil Services ETF is an exchange-traded fund of VanEck Vectors™ ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVISTM US Listed Oil Services 25 Index, which we refer to as the Underlying Index with respect to the Underlying.  The MVISTM U.S. Listed Oil Services 25 Index is designed to track the performance of the largest and most liquid U.S. exchange listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector. For additional information about the Underlying, see the information set forth in Annex A.
Historical Information
The following table sets forth the quarterly high and low closing prices of one share of the Underlying based on daily closing prices of one share of the Underlying, as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification.  This information given below is for the four calendar quarters in each of 2012, 2013, 2014, 2015 and 2016 and the first calendar quarter of 2017.  Partial data is provided for the second calendar quarter of 2017.  The closing price of one share of the Underlying on June 15, 2017 was $25.16.  We obtained the closing prices above and below from Bloomberg, without independent verification.  The closing prices may have been adjusted by Bloomberg for certain actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
Since its inception, the price of one share of the Underlying has experienced significant fluctuations.  The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Underlying during the term of the Notes.  There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2012	3/31/2012	$44.69	$38.89	$40.62
4/1/2012	6/30/2012	$41.23	$33.06	$35.64
7/1/2012	9/30/2012	$43.36	$35.34	$40.20
10/1/2012	12/31/2012	$41.48	$36.61	$38.68
1/1/2013	3/31/2013	$44.86	$39.73	$42.94
4/1/2013	6/30/2013	$45.66	$39.68	$42.78
7/1/2013	9/30/2013	$48.33	$43.31	$47.08
10/1/2013	12/31/2013	$50.82	$46.82	$48.07
1/1/2014	3/31/2014	$50.33	$44.71	$50.33
4/1/2014	6/30/2014	$57.76	$49.04	$57.76
7/1/2014	9/30/2014	$57.68	$49.61	$49.61
10/1/2014	12/31/2014	$48.20	$33.97	$35.92
1/1/2015	3/31/2015	$36.84	$31.73	$33.71
4/1/2015	6/30/2015	$39.04	$33.97	$34.90
7/1/2015	9/30/2015	$33.87	$26.61	$27.48
10/1/2015	12/31/2015	$32.54	$25.72	$26.45
1/1/2016	3/31/2016	$27.91	$21.35	$26.61
4/1/2016	6/30/2016	$30.87	$25.45	$29.25
7/1/2016	9/30/2016	$30.05	$26.32	$29.28
10/1/2016	12/31/2016	$35.09	$27.49	$33.35
1/1/2017	3/31/2017	$35.01	$29.46	$30.81
4/1/2017	6/15/2017*	$31.23	$25.15	$25.16

*
As of the date of this pricing supplement, available information for the second calendar quarter of 2017 includes data for the period from April 1, 2017 through June 15, 2017.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2017.

The graph below illustrates the daily performance of the Underlying from December 21, 2011 through June 15, 2017, based on information from Bloomberg, without independent verification.  The Underlying commenced trading on NYSE Arca, Inc. on December 21, 2011 and therefore has limited performance history.  The dotted line represents the Downside Threshold of $17.91, equal to 70.00% of the closing price on June 14, 2017.
Past performance of the Underlying is not indicative of the future performance of the Underlying.

Supplemental Plan of Distribution
We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.
Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.
The Estimated Value of the Notes
The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.
The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to six months.  The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates.  See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds
The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Notes.
The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.
Validity of the Notes and the Guarantee
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

Annex A
The VanEck Vectors™ Oil Services ETF
All information contained in this pricing supplement regarding the VanEck Vectors™ Oil Services ETF (the “Oil Services Fund”) has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, VanEck Vectors ETF Trust (the “VanEck Trust”) and Van Eck Associates Corporation (“Van Eck”).  Van Eck is currently the investment adviser to the Oil Services Fund.  The Oil Services Fund is an exchange-traded fund that trades on NYSE Arca, Inc. under the ticker symbol “OIH.”
The Oil Services Fund seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS™ US Listed Oil Services 25 Index (the “Oil Services Index”).  For more information about the Oil Services Index, please see “The MVIS™ US Listed Oil Services 25 Index” below.
The Oil Services Fund uses a “passive” or indexing investment approach to attempt to approximate the investment performance of the Oil Services Index by investing in a portfolio of securities that generally replicates the Oil Services Index.
The Oil Services Fund’s return may not match the return of the Oil Services Index for a number of reasons. For example, the Oil Services Fund incurs a number of operating expenses not applicable to the Oil Services Index and incurs costs associated with buying and selling securities, especially when rebalancing the Oil Services Fund’s securities holdings to reflect changes in the composition of the Oil Services Index. The Oil Services Fund also bears the costs and risks associated with buying and selling securities while such costs and risks are not factored into the return of the Oil Services Index. In addition, the Oil Services Fund may not be able to invest in certain securities included in the Oil Services Index, or invest in them in the exact proportions in which they are represented in the Oil Services Index, due to legal restrictions or limitations imposed by the governments of certain countries, a lack of liquidity on stock exchanges in which such securities trade, potential adverse tax consequences or other regulatory reasons. To the extent the Oil Services Fund calculates its net asset value based on fair value prices and the value of the Oil Services Index is based on securities’ closing prices (i.e., the value of the Oil Services Index is not based on fair value prices), the Oil Services Fund’s ability to track the Oil Services Index may be adversely affected. For tax efficiency purposes, the Oil Services Fund may sell certain securities, and such sale may cause the Oil Services Fund to realize a loss and deviate from the performance of the Oil Services Index. In light of the factors discussed above, the Oil Services Fund’s return may deviate significantly from the return of the Oil Services Index.
The VanEck Trust is a registered investment company that consists of numerous separate investment portfolios, including the Oil Services Fund.  Information provided to or filed with the SEC by the VanEck Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the VanEck Trust, Van Eck and the Oil Services Fund, please see the Oil Services Fund’s prospectus.  In addition, information about the VanEck Trust and the Oil Services Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website at www.vaneck.com.  Information contained in the Van Eck website and in the Oil Services Fund’s prospectus is not incorporated by reference in, and should not be considered a part of, this pricing supplement.
The MVIS™ US Listed Oil Services 25 Index
All information contained in this pricing supplement regarding the Oil Services Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, MV Index Solutions GmbH (“MVIS”).  The Oil Services Index was developed by MVIS and is maintained and published by MVIS.  The Oil Services Index is calculated by Solactive AG.  MVIS has no obligation to continue to publish, and may discontinue the publication of, the Oil Services Index.
The Oil Services Index is reported by Bloomberg L.P. under the ticker symbol “MVOIH.”
The Oil Services Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector.  The Oil Services Index was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000.

Index Composition and Maintenance
The Index Universe
The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing.  Limited partnerships are excluded.   Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange.
Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.
Investable Index Universe
Any stocks from the index universe that have had ten or more non-trading days in a three-month period prior to a quarterly review are ineligible for inclusion in the Oil Services Index.  Companies with a free-float (or shares available to foreign investors) of less than 5% for existing index components or less than 10% for new components are ineligible for inclusion.
In addition to the above, stocks that are currently not in the Oil Services Index must meet the following size and liquidity requirements:
•	a full market capitalization exceeding US$150 million;
•	a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and
•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.
For stocks already in the Oil Services Index the following applies:
•	a full market capitalization exceeding US$75 million; and
•	a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at previous two reviews)
•	In addition, a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or
•	at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.
•	In case the number of investable stocks drops below the minimum component number for the Oil Services Index, current components remain investable.
Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free-float market capitalization is eligible.  MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.
In case the free-float market capitalization of a non-component share line:
•	exceeds the free-float market capitalization of a share line of the same company which is an index component by at least 25%; and
•	fulfills all size and liquidity eligibility criteria for non-components, the current component share line will be replaced by the larger one.  MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.
Index Constituent Selection
The Oil Services Index is reviewed on a semi-annual basis in March and September.
The target coverage of the Oil Services Index is 25 companies from the investable universe.  Oil Services Index constituents are selected using the following procedure:
(1)	The largest 50 stocks (by full market capitalization) from the investable universe qualify.
(2)
The 50 stocks are ranked in two different ways — by free-float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-daily-trading volume in descending order (the most liquid company receives rank “1”).  These two ranks are added up.

(3)	The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.
a.	Initially, the highest ranked 25 companies made up the Oil Services Index.

b.
On-going, a 10-40 buffer is applied: the highest ranked 10 companies qualify.  The remaining 15 companies are selected from the highest ranked remaining current Oil Services Index components ranked between 11 and 40.  If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.

Review Schedule
The reviews for the Oil Services Index are based on the closing data on the last business day in February and August. If a company does not trade on the last business day in February or August, the last available price for this company will be used.
The underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March or September. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March or September.  Changes to the Oil Services Index are implemented and based on the closing prices of the third Friday in March or September.  If the third Friday is not a business day, then the review will take place on the last business day before the third Friday.  If a constituent of the Oil Services Index does not trade on the third Friday in March or September, then the last available price for that index constituent will be used.  Changes become effective on the next business day.  The component changes to the Oil Services Index are announced on the second Friday in March or September.
For purposes of this annex, “business day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Frankfurt.
Ongoing Maintenance
In addition to the periodic reviews, the Oil Services Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the Oil Services Index components.
Replacements.  For all corporate events that result in a stock deletion from the Oil Services Index, the deleted stock will be replaced with the highest ranked non-component on the most recent replacement list.   The replacement stock will be added at the same weight as the deleted stock.  Only in case of a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme.
Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date).  Simple share/float changes are implemented after a 3-day notice period.
Initial Public Offerings (IPOs) and Spin-Offs.  An IPO stock is eligible for fast-track addition to the index universe for the Oil Services Index once, either at the next semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February or August) or else at the then-following semi-annual review. In order to be added to the Oil Services Index the IPO stock has to meet the size and liquidity requirements:
•	the IPO must have a full market capitalization exceeding US$150 million;
•	the IPO must have a free-float factor of at least 10%;
•	the IPO must have an average-daily-trading volume of at least US$1 million; and
•	the IPO must have traded at least 250,000 shares per month (or per 22 days).
This rule is applicable for newly spun-off companies as well.
Changes due to Mergers & Takeovers.  A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction.  The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).
•
If an Oil Services Index component merges with or takes over another Oil Services Index component: The surviving stock remains in the Oil Services Index and the other stock is deleted immediately from the Oil Services Index. Its shares and float are adjusted according to the terms of the merger/takeover.  The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.

•
If an Oil Services Index component merges with or takes over a non-Oil Services Index component: If the surviving stock meets the Oil Services Index requirements, then it remains in the Oil Services Index and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the Oil Services Index requirements, then it is deleted immediately from the Oil Services Index.

•
If a non-Oil Services Index component merges with or takes over an Oil Services Index component: If the surviving stock meets the Oil Services Index requirements, then it will be added to the Oil Services Index (shares (if the share change is greater than 10%) and float adjusted according to the terms of the merger/takeover) and will replace the current Oil Services Index component.  If the surviving stock does not meet the Oil Services Index requirements, then it will not be added to the Oil Services Index and the current Oil Services Index component is deleted immediately from the Oil Services Index.

Changes due to Spin-Offs.  Each spin-off stock is immediately added to the Oil Services Index for at least two trading days. If a spin-off company does not qualify for the Oil Services Index, it will be deleted based on its closing price.  Shares and floats of the surviving companies are adjusted according to the terms of the spin-off.  In case the number of Oil Services Index components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.
Index Calculation
The value of the Oil Services Index is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:
where (for all stocks (i) in the Oil Services Index):
pi = stock price (rounded to four decimal places);
qi = number of shares;
ffi = free-float factor (rounded to two decimal places);
fxi = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);
cfi = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);
M = free-float market capitalization of the Oil Services Index; and
D = divisor (rounded to six decimal places).
Free-Float
The Oil Services Index is free-float adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation.  At times, other adjustments are made to the share count to reflect foreign ownership limits.  These are combined with the block-ownership adjustments into a single factor.  To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result.  Free-float factors are reviewed quarterly.
Company-Weighting Cap Factors
Companies in the Oil Services Index are weighted according to their free-float market capitalization, as modified by the company-weighting cap factors.   The Oil Services Index used the company-weighting cap factors to ensure diversification to avoid overweighting.  The company-weighting cap factors are reviewed quarterly and applied, if necessary.  The following weighting scheme applies to the Oil Services Index:
(1)	All Oil Services Index components are weighted by their free-float market capitalization.
(2)
All companies exceeding 4.5% but at least the largest five companies are grouped together (so automatically called “Large-Weights”) and all other companies are grouped together as well (so automatically called “Small-Weights“).

(3)	The aggregated weighting of the Large-Weights is capped at 50%:
a.
Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%; at the same time, a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively.

b.
Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be re-distributed proportionally across all other remaining Oil Services Index constituents in the Large-Weights.

c.
Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be re-distributed proportionally across all other remaining Oil Services Index constituents in the Small-Weights.

Divisor Adjustments

Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the Oil Services Index) should not change the level of the Oil Services Index.  This is accomplished with an adjustment to the divisor.  Any change to the stocks in the Oil Services Index that alters the total market value of the Oil Services Index while holding stock prices constant will require a divisor adjustment.
where ΔMC is the difference between closing market capitalization and adjusted closing market capitalization of the Oil Services Index.
Data Correction
Incorrect or missing input data will be corrected immediately.
Corporate Action Related Adjustments
Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted.  Implementation takes place on the ex-date.
Special cash dividend pi, adjusted = pi – (Dividend x (1 – Withholding Tax)) Split Shareholders receive “B” new shares for every “A” share held.	Divisor change: Yes Divisor change: No
Rights offering Shareholders receive “B” new shares for every “A” share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.	Divisor change: Yes
Stock dividend Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Divisor change: Yes

Stock dividend of a different company security Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes
Spin-offs Shareholders receive “B” new shares for every “A” share held.	Divisor change: Yes
Addition/deletion of a company Net change in market value determines the divisor adjustment.	Divisor change: Yes
Changes in shares outstanding/free-float
Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the semi-annual review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration.  Share changes will not be implemented in the week between review announcement and implementation.
Divisor change: Yes
Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Divisor change: Yes
With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution).  The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the Oil Services Index.
Corporate actions are announced at least four days prior to implementation.